EXHIBIT 8.1

List of Subsidiaries of Embraer - Empresa Brasileira de Aeronáutica S.A.

Name	Jurisdiction of Incorporation

Embraer Aircraft Holding, Inc - EAH	Delaware, U.S.A.
Embraer Aircraft Customer Services, Inc. - EACS	Florida, U.S.A.
Embraer Aircraft Maintenance Services, Inc. - EAMS	Delaware, U.S.A.
Embraer Services, Inc. - ESI	Delaware, U.S.A.
Indústria Aeronáutica Neiva Ltda. - Neiva	Brazil
ELEB-Embraer Liebherr Equipamentos do Brasil S.A.	Brazil
Embraer - Gavião Peixoto - GPX	Brazil
Embraer Aviation Europe - EAE	France
Embraer Aviation International - EAI	France
Embraer Europe SARL	France
Embraer Australia Pty Ltd. - EAL	Australia
Embraer Credit Ltd. - ECL	Delaware, U.S.A.
Embraer Representations, LLC - ERL	Delaware, U.S.A
Harbin Embraer Aircraft Industry Company, Ltd. - HEAI	China
Embraer Spain Holding Co., SL - ESH	Spain
ECC Investment Switzerland AG - SWIN	Switzerland
ECC Insurance & Financial Company Ltd.	Cayman Islands, BWI
Embraer Finance Ltd. - EFL	Cayman Islands, BWI
Embraer Merco S/A - EMS	Uruguay
Embraer Overseas Limited	Cayman Islands, BWI
Air Holding SGPS, S.A.	Portugal
OGMA - Ind. Aeronáutica de Portugal S.A.	Portugal
ECC Leasing Company Ltd.	Ireland
Canal Investments LLC	Delaware, U.S.A.
ECC do Brasil Cia de Seguros	Brazil
Embraer Asia Pacific Pte- Limited - EAL	Singapore